DELPHAX TECHNOLOGIES REPORTS SECOND-QUARTER RESULTS
Service-Related Revenues Rebound From First-Quarter Shortfall

MINNEAPOLIS, May 3, 2006 — Delphax Technologies Inc. (Nasdaq:DLPX) today reported net sales of $12.8 million for its second fiscal quarter ended March 31, 2006, equal to $12.8 million for the same period of fiscal 2005. The company reported a second-quarter net loss of $314,000, or $0.05 per share, compared with net income of $262,000, or $0.04 per diluted share, for the second quarter of fiscal 2005.

For the six months ended March 31, 2006, net sales were $25.6 million and the net loss was $470,000, or $0.07 per share, compared with net sales of $25.8 million and a net loss of $257,000, or $0.04 per share, for the same period of fiscal 2005.

“As we expected, our service-related revenues returned to more typical levels in the second quarter after what our analysis indicates was an unusual but transient drop-off in print volume on the part of some of our major customers in the first quarter,” said Jay Herman, chairman and chief executive officer. “Our service-related revenues for the second quarter were up 11 percent sequentially from the first quarter of fiscal 2006 and very nearly equal to our total for the second quarter a year ago. We may see some continued fluctuation in sales of supplies and consumables over the near term, but as more and more high-speed CR Series equipment goes into service, we expect these higher-volume presses to drive increasing levels of service-related revenue growth.

“Second-quarter equipment sales included our initial sale of a CR Series web press to RR Donnelley & Sons Company, the world’s premier full-service provider of print and related services. This important placement brought to four the number of CR Series presses sold in the first half of fiscal 2006, compared with two in the first half of fiscal 2005. Total equipment sales for the first six months of fiscal 2006 were $4.3 million versus $3.0 million for the same period last year, an increase of 44 percent. Our improved performance in equipment sales in the first half of fiscal 2006 has offset much of the extraordinary shortfall in service-related revenues we experienced last quarter.”

Gross margin for the second quarter of fiscal 2006 totaled $7.0 million compared with $7.2 million for the second quarter of fiscal 2005. The gross margin rate for the fiscal 2006 second quarter was 55 percent versus 56 percent for the same quarter last year. For the six months ended March 31, 2006, gross margin was $13.8 million compared with $13.9 million for the first six months of fiscal 2005. The gross margin rate for the first six months of fiscal 2006 was 54 percent, equal to the 54 percent for the same period last year.

“The decline in our operating income in fiscal 2006 from fiscal 2005 was almost entirely attributable to two factors — certain cost reduction measures implemented during fiscal 2005 that led to improved gross margins and reduced operating expenses during fiscal 2005 and the continued strengthening of the Canadian dollar as compared with the U.S. dollar,” Herman continued. “During fiscal 2005 we implemented an employee workshare program at our Canadian subsidiary. Due to governmental requirements, the program was only temporary and could not be extended into fiscal 2006. Accordingly, our payroll costs increased by $223,000 for the second quarter of fiscal 2006 compared with the second quarter of fiscal 2005.

“In addition, we have also been negatively impacted by the continued strengthening of the Canadian dollar as compared with the U.S. dollar. The average exchange rate of the Canadian dollar versus the U.S. dollar has increased by approximately 5 percent from the second quarter of fiscal 2005 to the second quarter of fiscal 2006. This had the effect of increasing our reported costs in the second quarter of fiscal 2006 by over $200,000 when converting the same level of costs incurred in Canadian dollars in the second quarter fiscal 2005.

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“During March, we announced a major advance in the industry-leading speed and productivity of the CR Series presses: We are accelerating the performance of the CR2000 from its pacesetting running speed of 450 feet per minute to 500 feet per minute, with accompanying increases throughout the entire CR Series product line.”

Delphax Technologies Inc. will discuss its second quarter results in a conference call for investors and analysts today, Wednesday, May 3, 2006, at 3:30 p.m. Central Time. To participate in the conference call, please call 1-303-262-2139 shortly before 3:30 p.m. Central Time and ask for the DELPHAX conference call. To listen to a taped replay of the conference, call 1-303-590-3000 and enter the pass code 11059380#. The replay will be available beginning at 5:30 p.m. on May 3, and will remain active through May 10, 2006.

About Delphax Technologies Inc.
Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

CONTACTS:
Gregory S. Furness Chief Financial Officer Delphax Technologies Inc.	Tom Langenfeld (for Delphax Technologies Inc.) (952) 920-4624

(952) 939-9000
www.gfurness@delphax.com

MORE – FINANCIALS FOLLOW...

DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
	(Unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31

	2006	2005	2006	2005

Sales:
Maintenance, spares and supplies	$11,208	$11,260	$21,303	$22,848
Printing equipment	1,638	1,587	4,280	2,969

NET SALES	12,846	12,847	25,583	25,817
Cost of sales	5,808	5,669	11,831	11,956

GROSS PROFIT	7,038	7,178	13,752	13,861
Operating expenses:
Selling, general and administrative	5,797	5,697	11,116	11,443
Research and development	1,218	1,013	2,356	2,082

	7,015	6,710	13,472	13,525

OPERATING INCOME	23	468	280	336
Net interest expense	261	269	496	528
Foreign currency exchange (gain) loss	133	(75)	228	41

(LOSS) INCOME BEFORE INCOME TAXES	(371)	274	(444)	(233)
Income tax (benefit) expense	(57)	12	26	24

NET (LOSS) INCOME	$(314)	$262	$(470)	$(257)

Basic (loss) earnings per common share	$(0.05)	$0.04	$(0.07)	$(0.04)
(Loss) earnings per common share -
assuming dilution	(0.05)	0.04	(0.07)	(0.04)
Weighted average number of shares
outstanding during the period:
Basic	6,372	6,306	6,364	6,296
Diluted	6,372	6,366	6,364	6,296

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	March 31	September 30,
	2006	2005

ASSETS

Cash and cash equivalents	$949	$736
Accounts receivable — net	7,205	6,615
Inventories	19,536	19,470
Other current assets	2,117	2,000
Total current assets	29,807	28,821
Fixed assets — net	1,196	1,454
Other non-current assets	127	125

Total Assets	$31,130	$30,400

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$6,773	$7,072
Current portion of debt	193	193
Total current liabilities	6,966	7,265
Long-term portion of debt	7,363	5,989
Other long-term liabilities	27	74
Total liabilities	14,356	13,328
Shareholders’ equity	16,774	17,072

Total Liabilities and Shareholders’ Equity	$31,130	$30,400

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

Six Months Ended
March 31

	2006	2005

OPERATING ACTIVITIES

Net loss	$(470)	$(257)
Adjustments to reconcile net loss to net cash (used in)
provided by operating activities:
Depreciation and amortization	473	564
Non-cash interest on 7% convertible subordinated notes	263	287
Stock-based compensation	102	—
Other	—	38
Changes in operating assets and liabilities:
Accounts receivable - net	(590)	(765)
Inventory	(66)	2,105
Other current assets	(117)	606
Accounts payable, accrued expenses, deposits and other	(318)	(2,420)
Deferred revenue	25	41

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(698)	199
INVESTING ACTIVITIES

Purchase of equipment and fixtures	(216)	(135)

NET CASH USED IN INVESTING ACTIVITIES	(216)	(135)
FINANCING ACTIVITIES

Issuance of common stock on exercise of stock options	-	7
Additional borrowing (repayment) on bank credit facilities, net	1,199	(317)
Principal payments on capital lease obligations	(54)	(47)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,145	(357)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(18)	45

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	213	(248)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	736	1,314

CASH AND CASH EQUIVALENTS, END OF PERIOD	$949	$1,066

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